EXHIBIT 4(a)

          Form of Individual Variable Annuity Single Purchase Payment Policy (45648 - 4/87)

AIG LIFE
AIG LIFE INSURANCE COMPANY
ONE ALICO PLAZA
WILMINGTON, DELAWARE 19899
A capital stock company

This is an Individual Variable Annuity Policy.

If this contract is in force, we will make annuity payments to the Annuitant starting on the Annuity Date, or, if the Annuitant (or Contract Owner, as applicable) dies before the Annuity Date, we will pay a death benefit to the Beneficiary. We will make such payment subject to the terms of this contract.

Right to Examine The Policy - Free Look Period. You may return this contract within 10 days after you receive it by delivering or mailing it to our Office. The return of this contract by mail will be effective when the postmark is affixed to a properly addressed and postage prepaid envelope. We will refund the Purchase Payment less any partial withdrawals.

This document is a legal contract between you and us.

READ THIS CONTRACT CAREFULLY

Signed for the Company


s/Elizabeth M. Tuck                                  /s/R. J. O'Connell

Secretary                                            President




                           Individual Variable Annuity
                                 Single Payment
                            Deferred Income Payments
                         Nonparticipating - No Dividends

Annuity payments will not decrease as long as the investment return of the separate account assets equals or exceeds 6.25% on an annual basis. (Exclusive of the administrative charge described on the contract specifications page of this contract.)

Annuity payments and other values provided by this contract, when based on the investment experience of a separate account, are variable and are not guaranteed as to dollar amount. This is explained further on page 7.



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

                                Table of Contents


Contract Specifications             3    The Variable Account                             6
                                              General                                     6
Introduction                        4         Investments in the Variable Account         6
                                              Valuation of Assets                         6
Definitions                         4         Method of Determining Contract Values       7
     Accumulation Period            4         Valuation Date                              7
     Accumulation Unit              4         Valuation Period                            7
     Age                            4         Transfers of Contract Values                7
     Annuitant                      4
     Annuity Date                   4       Contract Benefits                             8
     Annuity Unit                   4         General                                     8
     Beneficiary                    4          Partial Withdrawal                         8
     Contingent Owner               4          Total Withdrawal                           8
     Contract Anniversary           4          Payment of Withdrawals                     8
     Contract Owner                 4          Death Benefit                              8
     Contract Value                 4          Death of Owner                             9
     Contract Year                  4          Annuity Benefits                           9
     Date of Issue                  4          Annuity Date                               9
     Deferred Sales Charge          4
     General Account                4        Contract Charges                             9
     Office                         4          Variable Account Mortality and Expense
     Variable Account               4          Risk Charge                                9
     We, Us, Our                    4          Administrative Charge                      9
     You, Your                      4          Deferred Sales Charge                      9

General Provisions                  5        Annuity Provisions                          10
     Purchase Payments              5          General                                   10
     Contract                       5          Fixed Annuity Payments                    10
     Modifications and Authority    5          Variable Annuity Payment Values           11
     Ownership                      5          Net Investment Factor                     11
     Change of Owner or Beneficiary 5          Mortality and Expense Guarantee           11
     Assignment                     5          Variable Annuity Transfers                12
     Incontestability               5          Option 1 - Life Income                    12
     Non-Participation in Surplus   5          Option 2 - Life Income with 10 Years of
     Misstatement of Age or Sex     5             Payments Guaranteed                    12
     Evidence of Survival           5          Option 3 - Joint and Last Survivor Income 12
     Taxes                          6
     Protection of Proceeds         6
     Delay of Payments              6
     Reports                        6



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Introduction. During the Accumulation Period, this contract allows you to invest in the Variable Account. Your Contract values will fluctuate according to the investment performance of the Eligible Mutual Funds, or Portfolios thereof, which you choose.

After the Annuity Date, you may choose to receive annuity payments which are fixed, or which are based on the Variable Account, or a combination of the two. If you elect annuity payments which are based on the Variable Account, the amount of the payments will be variable.

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                                   DEFINITIONS



ACCUMULATION PERIOD - The period prior to the Annuity Date.

ACCUMULATION UNIT - Accounting unit of measure used to calculate the Contract Value prior to the Annuity Date.

AGE - Age means age last birthday.

ANNUITANT - The person above whose continuation of life any annuity payment involving life contingencies depends. The Annuitant is named in the application.

ANNUITY DATE - The date on which annuity payments are to begin.

ANNUITY UNIT - Accounting unit of measure used to calculate variable annuity payments.

BENEFICIARY - The person or persons who will receive any benefit upon the death of the Annuitant (or Contract Owner, as applicable) prior to the Annuity Date. The Beneficiary will be: the primary beneficiary if alive on the date of death; otherwise the contingent beneficiary if alive on the date of death; otherwise you or your estate. If you designate more than one person as primary or contingent survivors will receive equal shares. The primary and contingent beneficiaries, if any, are named in the application. They may be changed as provided on page 5.

CONTINGENT OWNER - The Contingent Owner, if any, must be the spouse of the Contract Owner as named in the application, unless changed.

CONTRACT ANNIVERSARY - The same month and date as the Date of Issue in each subsequent year of this contract.

CONTRACT OWNER - The person who may exercise all the rights of the Contract.

CONTRACT VALUE - The value as of all amounts accumulated under this Contract.

CONTRACT YEAR - Any period of twelve (12) months commencing with the Date of Issue and each Contract Anniversary thereafter.

DATE OF ISSUE - The date shown on page 3, which is when your purchase payment was invested.

DEFERRED SALES CHARGE - The sales charge that may be applied against amounts withdrawn prior to the Annuity Date.

GENERAL ACCOUNT - All of our assets other than the assets of the Variable Account and any other separate accounts we maintain.

OFFICE - Our administrative office, which is shown on page 3.

VARIABLE ACCOUNT - A separate investment account of ours into which the Purchase Payment may be allocated. It is designated on page 3.

WE, OUR, US - AIG Life Insurance Company.

YOU, YOUR - The person having all rights under this Contract is the Contract Owner. The Contract Owner is named in the application. The Contract Owner may be changed as provided on page 5. During the lifetime of the Annuitant and prior to the Annuity Date, the Contract Owner shall be the person so designated in the application, unless changed. On and after the Annuity Date, the Annuitant shall be the Contract Owner, unless otherwise provided for. On and after the death of the Annuitant, the beneficiary shall be Contract Owner. On and after the death of the Contract Owner, the beneficiary shall be the Contract Owner unless a Contingent Owner has been designated, in which case the Contingent Owner shall be the Contract Owner.


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                               GENERAL PROVISIONS

PURCHASE PAYMENTS - The purchase payment is due on the Date of Issue. We reserve the right to reject any application or purchase payment. The purchase payment must be paid at our Office in United States currency, and must meet the minimum purchase payment amount shown on page 3.

Provided that the Contract Value does not go to zero, this contract will stay in force until the Annuity Date.

CONTRACT - The entire contract is made up of:

(1)  this document;

(2)  the application, a copy of which is attached to this document.

MODIFICATION AND AUTHORITY - Only our President, Vice-President, Registrar, or Secretary may agree to alter this contract or waive any terms of this contract.

We shall not be bound by any promise made by any other person. Any changes must be made in writing and with your consent, except as may be required by applicable law.

OWNERSHIP - As Contract Owner, you may exercise all the rights of this contract. You do not need the consent of the Annuitant or any other person except as provided in the next section.

CHANGE OF OWNER OF BENEFICIARY - As Contract Owner, you may change the primary beneficiary or contingent beneficiary. An irrevocably-named person may be changed only with the written consent of such person.

The Contract Owner may name a Contingent Owner or a new Contract Owner at any time. However, the Contract Owner's spouse is the only person eligible to be the contingent Owner. If the Contract Owner dies, the Contingent Owner becomes the Contract Owner. Any new choice of Contract Owner or Contingent Owner will automatically revoke any prior choice of Contract Owner or Contingent Owner will automatically revoke any prior choice of Contract Owner or Contingent Owner.

Any request for change must be: (1) made in writing; and (2) received at our Office. The change will become effective as of the date the written request is signed. A new choice of Contract Owner, Contingent Owner, or beneficiary will not apply to any payment made or action taken by us prior to the time your request for change is received.

ASSIGNMENT. You as Contract Owner may assign this contract at any time. A copy of any assignment must be filed with us. We are not responsible for the validity of any assignment. If you assign this contract, your rights and those of any revocably-named person will not affect any payments we make or actions we take before we record it.

INCONTESTABILITY.  We will not contest this contract from its Date of Issue.

NON-PARTICIPATION IN SURPLUS - We will not pay any dividends on this contract.

MISSTATEMENT OF AGE OR SEX - We will require proof of age and sex of the Annuitant before making any life annuity payment. If the age or sex of the Annuitant has been misstated, we will compute the amount payable based on the correct age and sex. If annuity payments have begun, any underpayments we may have made will be paid in full, at 6% interest per annum, with the next annuity payment. Any overpayments, unless repaid to us in one sum, will be deducted from future annuity payments until we are repaid in full.

EVIDENCE OF SURVIVAL - If a contract provision requires that a person be alive, we may require proof that the person is alive before we act under that provision.

TAXES - Any premium or other taxes levied by any governmental entity with respect to this contract may be charged against your purchase payment or Contract Value. We may, at Our sole discretion, advance any premium taxes due at the time purchase payments are made and then deduct the premium taxes from the Contract Value at the time annuity payments begin or upon surrender if we are unable to obtain a refund. We will deduct from any amount payable under this contract any income taxes a governmental authority requires us to withhold with respect to that amount. We reserve the right to deduct from the Contract Value and/or the Variable Account for any Federal income taxes resulting from the operation of the Variable Account.

PROTECTION OF PROCEEDS - No beneficiary or payee may commute or assign any payments under this contract before they are due. To the extent permitted by law, no payments shall be subject to the debts of any beneficiary or payee not to any judicial process for payment of those debts.

DELAY OF PAYMENTS - We reserve the right to postpone any type of payment from the Variable Account for any period when:

(a) the New York Stock Exchange is closed for other than customary weekends and holidays;

(b)  trading on the Exchange is restricted;

(c) an emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the Variable Account or determine their value; or

(d) an order of the Securities and Exchange Commission shall govern as to whether the conditions in (b) and (c) exist.

REPORTS - We will send you a report showing the Contract Value at least once in each Contract Year. We will send other reports if required by law.

GENERAL - The name of the Variable Account is shown on page 3. The Variable Account is a separate investment account maintained by us into which a portion of our assets has been allocated for this and certain other contracts. The assets of the Variable Account are our property but assets equal to reserves and other liabilities are not chargeable with the liabilities arising out of any other business we may conduct. The assets of the Variable Account are segregated into a series of sub-accounts is measured by the number of accumulation units credited to this contract for that sub-account. When annuity payments begin, the payee's interest in any sub-account is measured by the number of annuity units credited to this contract for that sub-account.

INVESTMENTS IN THE VARIABLE ACCOUNT - Your purchase payment will be invested in the Eligible Mutual Funds listed on page 3 in accordance with the selection made by you in the application. the selection must specify a percentage for each Fund or Portfolio that is a whole number, and must be either 0 or a number equal to or greater than 10%.

We may, from time to time, add additional Eligible Mutual Funds or delete existing ones. In the event of an addition, you may be permitted to select Eligible Funds as an underlying investment of this contract. In the event of a deletion, transfers cannot be made into a deleted Fund.

We may also substitute other Funds. The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the state of New York.


VALUATION OF ASSETS - Eligible Mutual Fund shares within each sub-account will be valued at their net asset value.



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METHOD OF  DETERMINING  CONTRACT  VALUES - The Contract  Value will fluctuate in accordance with the investment results of the underlying Eligible Mutual Fund held within the sub-account. In order to determine how these fluctuations affect Contract Values, Accumulation Units are utilized. The value of an Accumulation Unit payable during any Valuation Period is determined at the end of that period.

Purchase payments are applied to provide Accumulation Units in the Variable Account. The number of Accumulation Units credited by dividing the Purchase Payment by the dollar value of one Accumulation Unit next computed after the receipt of the Purchase Payment by us.

When we first purchased shares of an Eligible Mutual Fund for a sub-account, each sub-account accumulation unit was valued at $10. The value of an Accumulation Unit for a sub-account on any Valuation Date thereafter is determined by dividing (a) by (b), where:

(a)  is equal to:

     (i) the total value of the net assets attributable to Accumulation Units in that sub-account minus

     (ii) the daily charge for assuming the risk of guaranteeing mortality factors and expense charges, which is equal on an annual basis to the charge shown on page 3 multiplied by the daily net asset value of the sub-account; minus or plus

     (iii)a charge or credit for any tax provision established to that sub-account.

(b) is the total number of Accumulation Units applicable to that sub-account at the end of the Valuation Period.

The resulting value of each sub-account Accumulation Unit is multiplied by the respective number of sub-account Accumulation Units for this contract to determine the sub-account value for this contract. The Contract Value is the sum of all sub-account values for this contract.

An Accumulation Unit may increase or decrease in value from Valuation Date to Valuation Date.

VALUATION DATE - The Variable Account will be valued each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The Valuation Period is the period commencing at 4 P.M. New York time on each Valuation Date and ending at 4 P.M. New York time on the next succeeding Valuation Date.

TRANSFERS OF CONTRACT VALUES - Before the Annuity Date you may transfer Contract Values form one sub-account to another sub-account, subject to the following conditions:

(a) the amount transferred from any sub-account must be at least $1000 (or the entire sub-account value, if less);

(b) if less than $1000 would remain in the sub-account after the transfer, we will transfer the entire amount in the sub-account;

(c) we will deduct the transfer charge shown on page 3 from either the sub-account which is the source of the transfer, or from the amount transferred;

(d)  we may reject any more than  twelve (12)  transfer  requests  per  Contract
     Year.


CONTRACT BENEFITS

GENERAL - This contract provides the following benefits:

(a) Partial and total withdrawal benefits before the Annuity Date while the Annuitant (or Contract Owner, as applicable) is still alive.

(b) A death benefit if the Annuitant (or Contract Owner as applicable) dies before the Annuity Date.

(c) Annuity benefits if the Annuitant lives until the Annuity Date or if surrender or death benefits are applied to the purchase of a settlement option.

PARTIAL WITHDRAWAL - You may partially withdraw this contract prior to the Annuity Date. Any partial withdrawal is subject to the following conditions:

(a)  We must receive a written request.

(b)  The amount requested must be at least $500.

(c)  Any applicable deferred sales charge will be deducted.

(d) The amount we withdraw will be the sum of the amount you request and the amount of any applicable deferred sales charge.

(e) We will deduct the amount you requested, plus any applicable deferred sales charge, from such sub-account of the Variable Account as you specify. If no sub-accounts are specified, such amount will be deducted from each sub-account of the Variable Account in the proportion that the sub-account bears to the Contract Value.

TOTAL WITHDRAWAL - You may surrender this contract prior to the Annuity Date. Surrendering this contract will cancel it.

The surrender value is equal to the Contract Value for the Valuation period during which we receive your request less any applicable deferred sales charge, less the Administrative Charge and less any applicable premium taxes.

PAYMENT OF WITHDRAWALS - Any Contract Values withdrawn will be mailed to you within seven business days of receipt of your written request, unless the "Delay of Payments" provision is in effect.

DEATH BENEFIT - If the Annuitant dies before the Annuity Date, we will pay a death benefit equal to the greater of the Purchase Payment, less partial withdrawals, or the Contract Value.

Before we pay any death benefit, we will require proof of death.

We will determine the value of the death benefit as of the Valuation Period following the receipt of the proof of death.

We will pay the death benefit to the Beneficiary. It will be paid in accordance with any applicable laws governing the payment of death proceeds.

You may by written request elect that any death benefit of at least $2000 be received by the Beneficiary under an annuity payment option. You may choose or change a payment option at any time prior to the Annuitant's death. If at the time the Annuitant dies you may have made no request for a payment option, the Beneficiary has 60 days in which to make a written request to elect either a lump sum payment or any annuity payment option. Any lump sum payment will be made within seven business days after we have received the proof of death and the written election of the Beneficiary, unless the "Delay of Payments" provision is in effect.

DEATH OF OWNER - If you die before the Annuity Date, the entire Contract Value must be distributed within five years of the date of death, unless:

(a)  It  is  payable  over  the  lifetime  of  a  designated   Beneficiary  with
     distributions beginning within one year of the date of death; or

(b) The Contingent Owner, if any, continues the contract in his or her own name. The Contingent Owner must be your spouse.

ANNUITY BENEFITS - If the Annuitant and Contract Owner are alive on the Annuity Date, we will begin making payments to the Annuitant under the payment option or options you have chosen. You may choose or change a payment option by making a written request at least 30 days prior to the Annuity Date. The amount of the payments will be determined by applying the Contract Value on the Annuity Date in accordance with the "Annuity Provisions" section. Unless you choose otherwise, the annuity payment option will be Option 2, with Contract Values allocated to sub-accounts of the Variable Account in the same proportion as the sub-accounts have to the total Contract Value at the Annuity Date.

ANNUITY DATE - The Annuity Date for the Annuitant is:

(a) the first day of the calendar month following the later of the Annuitant's 85th birthday or the 10th Contract Anniversary, or

(b)  such earlier date as my be set by applicable law.

You may designate an earlier date in the application or you may change the Annuity Date by making a written request at least 30 days prior to the Annuity Date being changed. However, any Annuity Date must be:

(a)  not later than the date defined in (a) above; and

(b)  the first day of a calendar month.

CONTRACT CHARGES

VARIABLE ACCOUNT MORTALITY AND EXPENSE RISK CHARGE - For each Valuation Period, we deduct a risk charge from each sub-account of the Variable Account. The annual rate of this charge is shown on page 3. The risk charge compensates us for the mortality and expense risks we assume under this contract.

ADMINISTRATIVE CHARGE - The Administrative Charge compensates us for the expenses we incur in administering this contract. The charge is shown on page 3.

Prior to the Annuity Date, this charge is deducted from the Contract Value on each Contract Anniversary. If the Annuity Date is a date other than a Contract Anniversary, we will also deduct a pro rata portion of the Administrative Charge from the Contract Value for the fraction of the Contract Year preceding the Annuity Date. This charge is also deducted on the date of any total withdrawal. The charge will be deducted from each sub account of the Variable Account in the proportion that the value of each sub-account attributable to the Contract bears to the total Contract Value. After the Annuity Date, this charge is deducted on a pro-rata basis from each annuity payment and is guaranteed to remain at the same amount as at the Annuity Date.

DEFERRED SALES CHARGE - We make a charge on partial and total withdrawals. The amount of this charge is shown on page 3.

ANNUITY PROVISIONS

GENERAL - The payment options are:

Option 1 - Life Income

Option 2 - Life Income with 10 Years of Payments Guaranteed

Option 3 - Joint and Last Survivor Income

We also may offer additional options at our discretion.

The payee is the person who will receive the sum payable under a payment option. We will give the payee a settlement contract for that payment option that is consistent with the terms described in this contract.

You may apply your Contract Value to any option. If any premium or other taxes are assessed by any governmental entity at the time of annuitization, we will subtract the amount of such taxes from your Contract Value. If the Contract Value is less than $2000, we have the right to pay the amount in a lump sum in lieu of annuity payments. We will make all annuity payments monthly. However, if the monthly annuity payments would be less than $100, we have the right to make payments semi-annually or annually.

Payment options are available on either a fixed basis or a variable basis. You may allocate your Contract Value to purchase only fixed annuity payments, or to purchase only variable annuity payments, or to purchase a combination of the two. Contract Values which purchase fixed annuity payments will be invested in the General Account. Contract Values which purchase variable annuity payments will be invested in the Variable Account. You may make no transfers between the General Account and the Variable Account after the Annuity Date.

FIXED ANNUITY PAYMENTS - The amount of each fixed annuity payment is determined by multiplying the amount of the Contract Value allocated to purchase fixed annuity payments by the factor shown in the table for the option selected, divided by 1000. If we are currently offering a greater factor for similar annuities at the Annuity Date, we will substitute that factor for the factor found in the table.

VARIABLE ANNUITY PAYMENT VALUES - For each variable payment option, the total dollar amount of each periodic payment will be equal to:

(a)  the sum of all sub-account payments; less

(b)  the pro-rata amount of the Administrative Charge.

The first annuity payment for each sub-account is determined by multiplying the amount of the Contract Value allocated to that sub-account by the factor shown in the table for the option selected, divided by 1,000. If we are currently offering a greater factor for similar annuities at the Annuity Date, we will substitute that factor for the factor found in the table.

The number of Annuity Units for each sub-account to be credited to the particular option will be determined by dividing the dollar amount of such first payment by the sub-account Annuity Unit value for the Valuation Period that includes the date of the first payment. Each sub-account payment after the first one will be determined by multiplying (a) by (b), where:

(a)  is the number of sub-account Annuity Units credited; and

(b) is the sub-account Annuity Unit value for the Valuation Period 14 days prior to the date of payment.

When we first purchased Eligible Mutual Funds shares, we arbitrarily established the Annuity Unit value for each sub-account at $10 for the first Valuation Period. Thereafter, a sub-account Annuity Unit value at the end of any Valuation Period is determined by multiplying the sub-account Annuity Unit value for the immediately preceding Valuation Period by the quotient of (a) and (b) where:

(a) is the net investment factor for the Valuation Period for which the sub-account Annuity Unit value is being determined; and

(b) is the assumed investment factor for such Valuation Period. The assumed investment factor adjusts for the interest assumed in determining the first variable annuity payment. Such factor for any Valuation Period shall be the accumulated value, at the end of such period, of $1.00 deposited at the beginning of such period at the assumed investment rate of 5%.

NET INVESTMENT FACTOR - The nest investment factor is used to determine how investment results of the Eligible Mutual Funds affect Variable Account Values within the sub-accounts from one Valuation Period to the next. The net investment factor for each sub-account for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:


(a)  is equal to:

     (i) the net asset value per share of the Eligible Mutual Fund held in the sub-account determined at the end of that Valuation Period; plus

     (ii) the per share amount of any dividend or capital gain distribution made by the Eligible Mutual Fund held in the sub-account if the "ex-dividend" date occurs during that same Valuation Period, plus or minus

     (iii)a per share or credit, which is determined by us, for changes in tax reserves resulting from investment operations of the sub-account.

(b)  is equal to:

     (i) the net asset value per share of the Eligible Mutual Fund held in the sub-account determined as of the end of the prior Valuation Period, plus or minus

     (ii) the per share charge or credit for any change in tax reserves for the prior Valuation Period.

(c) is the percentage factor representing the Variable Account Mortality and Expense Risk Charge.

The net investment factor may be greater or less than the assumed investment factor; therefore, the Annuity Unit value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE GUARANTEE - We guarantee that the dollar amount of each annuity payment after the first will not be affected by variations in mortality and expense experience.

VARIABLE ANNUITY TRANSFERS - The number of Annuity Units for each sub-account under any variable annuity option will remain fixed during the entire annuity payment period unless the payee makes a written request or telephone authorization for a change which is received at least 30 days before the next payment date.

We reserve the right to refuse any more than one transfer per month. The charge for any transfer is shown on page 3. We will deduct this transfer charge from the next annuity payment after the transfer. If following the transfer, the units remaining in the sub-account would generate a monthly payment of less than $100, then we may transfer the entire amount in the sub-account.

We will recompute the number of Annuity Units for each sub-account. These new number of units will remain fixed for the remainder of the payment period unless the payee requests another change.

You may make no transfers between the General Account and the Variable Account after the Annuity Date.

Option 1: Life Income - We will pay an annuity during the lifetime of the payee. The amount of the annuity payments will depend on the age of the payee at the time we issue the settlement contract.

Option 2: Life Income with 10 Years of Payments Guaranteed - We will pay an annuity during the lifetime of the payee. If, at the death of the payee, payments have been made for less than 10 years:

(a) payments will be continued during the remainder of the period to the successor payee; or

(b) that successor payee may elect to receive in a lump sum the present value of the remaining payments, commuted at the interest rate used to create the annuity factor for Option 2.

The amount of the annuity payments will depend on the age of the payee at the time we issue the settlement contract.

Option 3: Joint and Last Survivor Income - We will pay an annuity for as long as either the payee or a designated second person is alive. The amount of the annuity payments will depend on the age of both persons at the time we issue the settlement contract.

                           Options On A Variable Basis
                             Option 1: Life Income*
                      Monthly Income per $1,000 annuitized

          AgeMonthly lncome             Age     Monthly               Age    Monthly                Age    Monthly
                                                 Income                       Income                        Income

           30          4.35              44    4.68                   58    5.45                    72    7.44
           31          4.36              45    4.72                   59    5.53                    73    7.68
           32          4.38              46    4.75                   60    5.62                    74    7.95
           33          4.40              47    4.80                   61    5.72                    75    8.23
           34          4.42              48    4.84                   62    5.82                    76    8.54
           35          4.44              49    4.88                   63    5.94                    77    8.88
           36          4.46              50    4.93                   64    6.06                    78    9.25
           37          4.48              51    4.98                   65    6.19                    79    9.66
           38          4.50              52    5.04                   66    6.33                    80   10.10
           39          4.53              53    5.09                   67    6.48                    81   10.58
           40          4.56              54    5.16                   68    6.64                    82   11.12
           41          4.58              55    5.22                   69    6.82                    83   11.70
           42          4.61              56    5.29                   70    7.01                    84   12.34
           43          4.65              57    5.37                   71    7.21                    85   13.03

            Option 2: Life Income with 10 years Payments Guaranteed*
                      Monthly Income per $1,000 annuitized

          Age      Monthly              Age    Monthly                Age  Monthly                 Age    Monthly
                    Income                      Income                     Income                         Income
           30         4.35               44    4.67                   58    5.39                    72    7.07
           31         4.36               45    4.71                   59    5.47                    73    7.25
           32         4.38               46    4.74                   60    5.56                    74    7.43
           33         4.39               47    4.78                   61    5.65                    75    7.62
           34         4.41               48    4.82                   62    5.74                    76    7.82
           35         4.43               49    4.87                   63    5.84                    77    8.03
           36         4.45               50    4.91                   64    5.95                    78    8.23
           37         4.47               51    4.96                   65    6.06                    79    8.44
           38         4.50               52    5.01                   66    6.18                    80    8.65
           39         4.52               53    5.07                   67    6.31                    81    8.85
           40         4.55               54    5.12                   68    6.45                    82    9.05
           41         4.58               55    5.19                   69    6.59                    83    9.24
           42         4.61               56    5.25                   70    6.74                    84    9.41
           43         4.64               57    5.32                   71    6.90                    85    9.57

                       Option 3: Joint and Last Survivor*
                      Monthly Income per $1,000 annuitized
       Age            40      45     50      55      60      65      70      75


        40           4.38   4.42    4.45    4.48    4.50    4.51    4.52    4.53
        45                  4.48    4.54    4.58    4.62    4.65    4.67    4.68
        50                          4.62    4.70    4.76    4.82    4.86    4.89
        55                                  4.82    4.92    5.01    5.08    5.14
        60                                          5.08    5.23    5.36    5.46
        65                                                  5.46    5.68    5.86
        70                                                          6.01    6.33
        75                                                                  6.84

Values not shown are available on request from our administrative office.

*The Annuity Tables shown do not reflect the Administrative Charge which is assessed by us as described on Page 3 and Page 9 of this contract.


                           Options On A Variable Basis
                             Option 1: Life Income*
                      Monthly Income per $1,000 annuitized

          AgeMonthly lncome             Age     Monthly               Age   Monthly                Age    Monthly
                                                Income                      Income                        Income
           30          3.33              44    3.72                   58    4.54                    72    6.57
           31          3.35              45    3.76                   59    4.63                    73    6.82
           32          3.37              46    3.80                   60    4.73                    74    7.08
           33          3.39              47    3.85                   61    4.83                    75    7.37
           34          3.41              48    3.90                   62    4.94                    76    7.68
           35          3.44              49    3.95                   63    5.05                    77    8.02
           36          3.46              50    4.00                   64    5.18                    78    8.38
           37          3.49              51    4.05                   65    5.31                    79    8.78
           38          3.52              52    4.11                   66    5.45                    80    9.22
           39          3.55              53    4.17                   67    5.61                    81    9.70
           40          3.58              54    4.24                   68    5.77                    82   10.23
           41          3.61              55    4.31                   69    5.95                    83   10.81
           42          3.65              56    4.38                   70    6.14                    84   11.44
           43          3.68              57    4.46                   71    6.35                    85   12.13

            Option 2: Life Income with 10 years Payments Guaranteed*
                      Monthly Income per $1,000 annuitized

          Age      Monthly              Age    Monthly                Age   Monthly                 Age   Monthly
                   Income                      Income                       Income                        Income
           30         3.33               44    3.71                   58    4.51                    72    6.25
           31         3.35               45    3.75                   59    4.59                    73    6.44
           32         3.37               46    3.79                   60    4.68                    74    6.63
           33         3.39               47    3.84                   61    4.77                    75    6.83
           34         3.41               48    3.88                   62    4.87                    76    7.03
           35         3.44               49    3.93                   63    4.98                    77    7.25
           36         3.46               50    3.98                   64    5.09                    78    7.46
           37         3.49               51    4.04                   65    5.21                    79    7.68
           38         3.51               52    4.09                   66    5.33                    80    7.89
           39         3.54               53    4.15                   67    5.47                    81    8.10
           40         3.57               54    4.22                   68    5.61                    82    8.31
           41         3.61               55    4.28                   69    5.76                    83    8.51
           42         3.64               56    4.35                   70    5.91                    84    8.69
           43         3.68               57    4.43                   71    6.08                    85    8.86

                     Option 3: Joint and Last Survivor*
                    Monthly Income per $1,000 annuitized
     Age            40      45     50      55      60      65      70      75


      40           3.38   3.43    3.47    3.50    3.52    3.53    3.54    3.55
      45                  3.51    3.58    3.63    3.67    3.69    3.71    3.77
      50                          3.68    3.77    3.84    3.89    3.93    3.99
      55                                  3.90    4.02    4.11    4.18    4.23
      60                                          4.19    4.35    4.48    4.58
      65                                                  4.60    4.82    5.00
      70                                                          5.18    5.50
      75                                                                  6.02

Values not shown are available on request from our administrative office.

*The Annuity Tables shown do not reflect the Administrative Charge which is assessed by us as described on Page 3 and Page 9 of this contract.

                                     AIG LIFE
                           AIG LIFE INSURANCE COMPANY
                                 ONE ALICO PLAZA
                           WILMINGTON, DELAWARE 19899
                             A capital stock company



































                  INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY
                                NONPARTICIPATING